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                                                                    Exhibit 16.1



April 22, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the paragraphs in Item 4 included in the Form 8-K dated April 19, 2002 of Pacific Aerospace & Electronics, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP


cc: Mr. Charles A. Miracle
    Chief Financial Officer and Treasurer
    (Principal Financial and Accounting Officer)